Exhibit 99.1




                                           FOR IMMEDIATE RELEASE
                                           February 13, 1996




              HANNAFORD RENEWS AUTHORIZATION TO REPURCHASE STOCK


SCARBOROUGH, MAINE, February 13, 1996 -- Hannaford Bros. Co. (NYSE-HRD), a multi-regional food retailer, announced today that its Board of Directors renewed a stock repurchase program, authorizing the repurchase of up to $75 million in shares of Hannaford common stock.

On February 9, 1993, the Board authorized a repurchase program with a life of three years which expired at the end of 1995. During the three year period the Company did not buy any shares under the program.

The program approved today authorizes the Company to buy back shares from time to time over the next three years in the open market and privately negotiated transactions.

Any shares repurchased by the Company will be held as treasury shares and be available to the Company for use in various benefit plans and, when authorized by the Board, for other corporate purposes.

It is the expectation of the Company in 1996 to fund its stock based benefit plans using repurchased shares. Previously, the Company issued new shares to fund these plans.

As of February 13, 1996, there were 42,338,415 shares of Hannaford common stock outstanding.